Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	Jason Mudrick

Address of Joint Filer:	c/o Mudrick Capital Management, L.P. 527 Madison Avenue 6th Floor New York, NY 10022

Relationship of Joint Filer to Issuer:	10% Owner

Issuer Name and Ticker or Trading Symbol:	Hycroft Mining Holding Corporation [HYMC]

Date of Earliest Transaction Required to be Reported:	November 15, 2021

Designated Filer:	Mudrick Capital Management, L.P.

Signature:

By:	/s/ Jason Mudrick

Name:	Jason Mudrick
Date:	November 17, 2021